Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  336-584-5171
FOR IMMEDIATE RELEASE

LabCorp Contact:              336-436-4855
                              Pamela Sherry
                              Investor@labcorp.com
LabCorp Shareholder Direct:   800-LAB-0401
                              www.labcorp.com

Celera Contacts:              Media
                              650-638-6130
                              Lori Murray
                              murrayla@appliedbiosystems.com

                              Investors
                              650-554-2479
                              Peter Dworkin
                              dworkipg@applera.com



LABCORP-REGISTERED TRADEMARK- AND CELERA
DIAGNOSTICS TO COLLABORATE IN ALZHEIMER'S
DISEASE AND BREAST AND PROSTATE CANCER

BURLINGTON, NC, and ALAMEDA, CA - October 2, 2002
- Laboratory Corporation of America-Registered Trademark-
Holdings (LabCorp-Registered Trademark-) (NYSE:LH) and
Celera Diagnostics, a joint venture between the Applied
Biosystems Group (NYSE:ABI), and the Celera Genomics
Group (NYSE:CRA) of Applera Corporation, today announced an agreement to collaborate in establishing the clinical utility of laboratory tests based on novel diagnostic markers for Alzheimer's disease, breast cancer, and prostate cancer. This collaboration will support current and future disease association studies at Celera Diagnostics that seek to identify genetic markers associated with these important diseases.

The agreement provides LabCorp with exclusive access to markers found to have clinical utility through the collaboration for a defined time, and establishes Celera Diagnostics as a preferred vendor to LabCorp for certain molecular diagnostic products. Terms of the agreement were not disclosed.

"LabCorp is delighted to collaborate with Celera Diagnostics, a leader in genomic science, to introduce important new tests targeting three common diseases with large, unmet diagnostic needs," said Thomas P. Mac Mahon, Chairman and Chief
Executive Officer of LabCorp. "Not only will our scientists contribute substantial scientific expertise to the validation process, our national distribution network makes new diagnostic services broadly available - offering the opportunity to bring the promise of Celera's research to practical reality."

"We are very pleased to have LabCorp as a partner in the validation and commercialization of tests that incorporate markers discovered at Celera Diagnostics," said Kathy
Ordo ez, President, Celera Diagnostics. "This arrangement should help ensure that physicians and their patients obtain rapid access to tests incorporating our future discoveries."

The disease association studies described in today's announcement are being conducted by Celera Diagnostics as part of the alliance with Abbott Laboratories to develop, manufacture and market a broad range of in vitro molecular diagnostic products for disease detection, disease progression monitoring and therapy selection. The alliance, announced in June 2002, focuses on development of nucleic acid-based tests for infectious and genetic diseases and cancer. The two companies are contributing current products to the alliance and collaborating on the development of new products.

About LabCorp
The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 25,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

About Celera Diagnostics and Applera Corporation
Celera Diagnostics is a joint venture between two Applera Corporation businesses, Applied Biosystems and Celera
Genomics. Headquartered in Alameda, CA, Celera Diagnostics focuses on discovering novel genetic markers for disease and configuring these into new diagnostic tests to predict, characterize, monitor and select therapy for cardiovascular disease, auto-immunity, central nervous system disorders, and cancer. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. The Celera Genomics Group, located in Rockville, MD, and South San Francisco,
CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomics, bioinformatics, and genomics capabilities to identify and validate drug targets and diagnostic marker candidates, and to discover and develop novel therapeutic candidates. Its Celera Discovery System-Trademark- online platform, marketed exclusively through the Knowledge Business of Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning
800.762.6923.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," and "should," among others. These forward-looking statements are based on Applera Corporation's and LabCorp's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera and LabCorp note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. For Applera, these factors include but are not limited to (1) unproven ability of Celera Diagnostics to discover, develop, and commercialize diagnostic products; (2) unproven use of genomics information to develop diagnostic products; (3) uncertainty in obtaining intellectual property protection for inventions made by Celera Diagnostics, and uncertainty in obtaining any necessary third party intellectual property licenses; (4) uncertainty that Celera Diagnostics will be able to obtain access to the tissue samples and other biological materials necessary for its research and development efforts; (5) possibility of delays in making Celera Diagnostics' manufacturing facility fully operational and unproven ability to scale up manufacturing as product sales increase; and (6) other factors that might be described from time to time in Applera's filings with the Securities and Exchange Commission. For LabCorp, various important factors include, without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in LabCorp's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.
All information in this press release is as of the date of the release, and Applera and LabCorp do not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright-Copyright- 2002. Applera Corporation. All rights reserved. Applied Biosystems is a registered trademark and Applera, Celera, Celera Diagnostics, Celera Discovery System and Celera Genomics are trademark of Applera Corporation or its subsidiaries in the US and certain other countries.